Exhibit 5(b)

                             SUB-ADVISORY AGREEMENT

                                                           , 1999

Morton H. Sachs & Company
1346 S. Third Street
Louisville, Kentucky  40208

Ladies and Gentlemen:

     This will confirm the agreement by and among Maxus Asset Management Inc. (the "Adviser"), Longboat Trust (the "Trust") and Morton H. Sachs & Company (the "Sub-Adviser") as follows:

     1. The Trust is a registered open-end management investment company currently consisting of one investment portfolio, OTI Special Opportunities Fund (the "Fund"). The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Trust"s Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Company Act") and the Securities Act of 1933.

     2. The Trust has engaged the Adviser to manage the investing and reinvesting of the Fund"s assets and to provide the advisory services specified elsewhere in the Investment Advisory and Administration Agreement (the "Advisory Agreement") between the Trust and the Adviser, subject to the overall supervision of the Board of Trustees of the Trust (the "Board of Trustees").

     3. The Adviser hereby employs the Sub-Adviser to perform for the Fund certain advisory services and the Sub-Adviser hereby accepts such employment. Each business day, the Sub-Adviser shall furnish the Adviser with recommendations with respect to the purchase and sale of investments for the Fund in accordance with (i) the investment objectives, policies and restrictions of the Fund as set forth in the Registration Statement and (ii) any other limitations or requirements established by the Board of Trustees from time to time as communicated in writing to the Sub-Adviser. The Sub-Adviser shall also furnish such additional reports and information as the Adviser or the Board of Trustees shall reasonably request. The Adviser shall retain the responsibility for determining whether the recommended transactions shall be executed and for effecting such transactions.

     4. The Adviser shall be responsible for the fees paid to the Sub-Adviser for its services. The Sub-Adviser agrees that it shall have no claim against the Trust or the Fund respecting compensation under this Agreement. In consideration of the services to be rendered by the Sub-Adviser under this Agreement, the Adviser shall pay the Sub-Adviser on the first business day of each month a fee at the annual rate of .50 percent of the average value of the Fund"s daily net assets. Net asset value will be calculated in the manner set forth in the Advisory Agreement.

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     5. It is understood that to assist the Sub-Adviser in performing its duties under this Agreement, Sub-Adviser will contract to obtain a proprietary stock price indicator service from OTI Research Inc. ("OTI"). The Adviser agrees to reimburse Sub-Adviser for a percentage of the amounts paid by Sub- Adviser to OTI, such percentage to be agreed upon from time to time by Adviser and Sub-Adviser. Any such contract between Sub-Adviser and OTI (i) shall be subject to the prior approval of Adviser which approval shall not be unreasonably withheld (ii) shall provide that the Adviser is a third-party beneficiary of such contract and that the Adviser shall succeed to all rights of Sub-Adviser under such contract if this Sub-Advisory Agreement is terminated for any reason,
(iii) shall continue in effect for so long as the Adviser is the investment adviser to the Fund, and (iv) shall provide that all reports and analyses which presently are or may in the future be produced by OTI which OTI and the Adviser jointly determine are relevant to the Fund"s portfolio shall be transmitted to the Adviser and the Sub-Adviser at least one hour before such reports and analyses are transmitted to any other party and that such reports and analyses shall not be transmitted to any other party before 10:00 a.m.
Cleveland time.

     6. Sub-Adviser represents, warrants and agrees as follows:

          (a) Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act");

          (b)  Sub-Adviser   shall  maintain  all  licenses  and   registrations
               necessary to perform its duties hereunder in good order.

          (c) Sub-Adviser shall conduct its responsibilities under this Agreement at all times in conformance with the Advisers Act, the Company Act, and any other applicable state and/or self-regulatory organization regulations.

          (d) Sub-Adviser shall be responsible for providing the personnel, office space and equipment necessary to fulfill its obligations under this Agreement and, except as specifically set forth in Paragraph 5, shall pay all expenses incurred by it in fulfilling such obligations.

     7. The Adviser and the Trust understand that Sub-Adviser now acts and will continue to act as investment adviser to various fiduciary or other managed accounts, and the Adviser and the Trust have no objection to Sub-Adviser so acting. In addition, it is understood that the persons employed by Sub-Adviser to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Sub-Adviser or any affiliate of Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Adviser and the Trust understand that Sub-Adviser now acts and may in the future act as investment adviser to one or more other investment companies, and the Advisor and the Trust have no objection to Sub-Adviser so acting.

     8. Sub-Adviser shall exercise its best judgment in rendering to the Adviser and the Trust the services described above and the Adviser and the Trust agree as an inducement to Sub-Adviser"s undertaking the same that Sub-Adviser shall not be liable hereunder for any mistake of judgment or in any other event whatsoever, provided that nothing herein shall be deemed to protect or purport to protect Sub-Adviser against any liability to the Adviser or the Trust or to the Trust"s security holders to which Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of Sub-Adviser"s reckless disregard of its obligations and duties hereunder.

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  9. Sub-Adviser  shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of Sub-Adviser who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to, or acting solely for, the Trust and not as an officer, partner, employee, or agent or one under the control or direction of Sub-Adviser even though paid by it.

     10. This Agreement shall become effective on the date hereof and shall continue in force for so long as the Adviser is the investment adviser to the Trust, provided that this Agreement shall continue in force for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) by a vote of a majority (as defined in the Company Act) of the Fund"s outstanding voting securities; provided that in either event the continuance is also approved by a majority of the Trustees who are not "interested persons" (as defined in the Company Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, at any time by (i) the Board of Trustees or (ii) by vote of holders of a majority of the Fund"s outstanding voting securities on 60 days written notice to Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the Company Act).

     11. Neither Adviser nor Sub-Adviser shall take any action which would cause a termination of the Advisory Agreement or this Agreement without the consent of the other, which consent shall not be unreasonably withheld.

     12. Adviser and Sub-Adviser shall for all purposes herein be deemed to be independent contractors and, unless expressly authorized to do so, shall have no authority to act for or represent the Trust, the Fund, or each other in any way, or in any way be deemed an agent for the Trust, the Fund, or each other.

     13. This contract shall be governed by and construed in accordance with the laws of the State of Ohio.

     14. Neither the Trustees, shareholders, officers, employees or agents of the Trust shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, any obligations of the Trust, and the Adviser and the Sub-Adviser shall look solely to the property of the Trust for the satisfaction of any claim.

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     If the foregoing correctly sets forth the agreement by and among the Trust, the Adviser and the Sub-Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                   Very truly yours,

                                   MAXUS ASSET MANAGEMENT INC.

                                   By:
                                           Richard A. Barone, President
Accepted and Agreed:

MORTON H. SACHS & COMPANY

By:
     Morton H. Sachs, President

LONGBOAT TRUST

By:
     Richard A. Barone, Chairman